PROSPECTUS SUPPLEMENT                                         File No. 333-38792
(To Prospectus Supplement and Prospectus                          Rule 424(b)(3)
dated June 16, 2000 and June 15, 2000, respectively)
Prospectus number: 1988


                            Merrill Lynch & Co., Inc.
                           Medium Term Notes, Series B
                   Due Nine Months or More from Date of Issue


                                Fixed Rate Notes


Principal Amount:        $2,543,000


CUSIP Number:            59018YAC5


Interest Rate:           0.00000%


Original Issue Date:     June 29, 2000


Stated Maturity Date:    June 10, 2012


Interest Payment Dates:  Accrued  interest  will  only be  paid on the  Maturity
                         Date, subject to the following business day convention. No interim interest payments will be made (except as provided for below).

Other Provisions:        Notwithstanding  any other provision  contained in this
                         Note,  if an  Event  of  Default  (as  defined  in  the
                         Indenture) with respect to the Notes shall occur and be
                         continuing  and  the  principal  of all  the  Notes  is
                         declared  due and  payable  in the  manner and with the
                         effect  provided  in the  Indenture,  "principal"  with
                         respect to this Note in  determining  any  amount  then
                         declared due and payable  shall mean the Issue Price of
                         this Note plus that  portion  of the  accrued  Original
                         Issue  Discount  attributable  to the  period  from the
                         Original  Issue  Date  to  the  date  of   acceleration
                         (calculated on a semi-annual bond equivalent basis using a year composed of twelve 30-day months). Issue
                         Price  shall equal  $1,043,000.00  and  Original  Issue
                         Discount shall equal $1,500,000.00

Repayment at the Option
of the Holder:           The Notes cannot be repaid prior to the Stated Maturity
                         Date.

Redemption at the Option
of the Company:          The  Notes  cannot  be  redeemed  prior  to the  Stated
                         Maturity Date.